LIBRARY AGREEMENT

THIS LIBRARY ACCESS AGREEMENT (“Agreement”) is made effective as of April 27, 2004 (“Effective Date”) by and between ChemBridge Corporation, an Illinois corporation (“ChemBridge”), and Cleveland BioLabs, Inc., a Delaware corporation.

WHEREAS, ChemBridge has a collection of chemical libraries (the “Libraries”, as defined below),

WHEREAS, CBL desires a license from ChemBridge to use the Libraries in research and development,

WHEREAS, ChemBridge desires to collaborate with CBL in the optimization of lead compounds.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the parties covenant and agree as follows:

Section 1. Definitions.

For purposes of this Agreement, the following definitions shall apply:

A. “Affiliates” shall mean any individual or entity directly or indirectly controlling, controlled by or under common control with, a party to this Agreement. For purposes of this Agreement, the direct or indirect ownership of fifty percent (50%) or more of the outstanding voting securities of an entity, or the right to receive fifty percent (50%) or more of the profits or earnings of an entity shall be deemed to constitute control. Such other relationship as in fact results in actual control over the management, business and affairs of an entity shall also be deemed to constitute control. The Cleveland Clinic or any related entity shall not be considered an Affiliate.

B. “Confidential Information” shall mean any (i) information disclosed in writing by a party to this Agreement to any other party to this Agreement, and marked by the disclosing party as “CONFIDENTIAL” or other similar legend sufficient to identify such information as confidential proprietary information of the disclosing party, or (ii) information orally disclosed by a party to this Agreement to any other party to this Agreement that is identified as confidential when disclosed and confirmed in writing as confidential within thirty (30) days after such oral disclosure.

C. “Liability” shall mean any liabilities, damages, settlements, claims, penalties, fines, and reasonable costs or reasonable expenses (including, without limitation, reasonable attorneys’ fees and other expenses of litigation).

D. “Libraries” shall mean the chemical libraries set forth in Appendix A. [Note-Please provide a description of the Libraries in Appendix A.]

E. “Library Information” shall mean all information on the Libraries, including, without limitation, (i) information regarding the constituents of the; (ii) information sufficient for CBL to use the Libraries, but only as prescribed herein; and (iii) information sufficient for CBL to be able to identify compounds of interest.

F. “Optimization Project” shall mean the development of a lead compound from a “Confirmed Hit.” A “Confirmed Hit” shall be a compound that gave a positive response in at least two repeat screening assays and that has been confirmed in at least one additional functional assay.

Section 2. Access to Libraries.

A. Libraries. ChemBridge will supply CBL with the Libraries, as set forth in Appendix A.

B. Timing. ChemBridge will deliver to CBL 30,000 historical compounds and 30,000 combinatorial Pharmacore compounds from the Libraries set forth in Appendix A within 45 days of execution of this Agreement; these compounds shall be referred to as the “Initial Compounds”. ChemBridge will deliver to CBL another 70,000 historical compounds and another 50,000 combinatorial Pharmacore compounds from the Libraries set forth in Appendix A within 60 days of CBL’s obtaining at least $1,000,000 of equity financing at a pre-money valuation of at least $10,000,000; each individual compound shall be different from the Initial Compounds and shall be collectively referred to as the “Post-investment Compounds”. If CBL shall raise at least $1,000,000 of equity financing, but at a pre-money valuation of between $5,000,000 and $10,000,000, then ChemBridge shall reduce the number of Post-investment Compounds provided to CBL under this agreement as follows:

(i) At Valuation of $9,000,000: reduce number of compounds by 5%

(ii) At Valuation of $8,000,000: reduce number of compounds by 10%

(iii) At Valuation of $7,000,000: reduce number of compounds by 15%

(iv) At Valuation of $6,000,000: reduce number of compounds by 20%

(v) At Valuation of $5,000,000: reduce number of compounds by 25%

If CBL is unable to raise at least $1,000,000 at a pre-money valuation of at least $5,000,000 within one year of the execution of this Agreement, then CBL shall receive no Post-investment Compounds, and the Initial Compounds shall constitute Chembridge’s full payment obligation under this Agreement.

C. Information. ChemBridge will deliver to CBL the Library Information relevant to the Libraries provided according to the schedule defined in Section 2.B hereof.

Section 3. Licenses.

A. License to Libraries. ChemBridge hereby grants to CBL a non-exclusive, worldwide license, to (i) use the Libraries for drug discovery research conducted in its own research laboratories and for drug discovery research conducted in collaborations, provided that such collaborations meet the criteria, qualifications and revenue-sharing obligations as defined in Section 3.B hereof, and (ii) any intellectual property that would be infringed by the use of the Libraries in accordance with part (i). It is understood and agreed that CBL may not, under any circumstances, offer for sale, sell, exchange, trade or barter the Libraries. Except as provided for in Section 7 below, CBL may not divulge the contents of the Libraries or any Library Information to any third party, including its collaborators, without the express written consent of ChemBridge. CBL has no right to sublicense the Libraries, any component of the Libraries or any Library Information.

B. Use of the Libraries in Contracts with Third Parties. While CBL does not intend for such work to be its major activity, CBL would like, from time to time, to use the Libraries in screening contracts with academic third-party scientists. ChemBridge agrees that CBL may use the Libraries for such contracts with any non-commercial laboratory of the Cleveland Clinic. ChemBridge also agrees that CBL may use the Libraries in contracts with up to seven academic laboratories per year, provided that ChemBridge has given CBL prior written approval for each such contract. ChemBridge shall receive from CBL twenty-five percent (25.0%) of any revenue received by CBL from all contracts, except those with the Cleveland Clinic, in which the Libraries are used, such revenue to include all forms of payment, real or in kind, including, but not limited to, cash, stock, options and warrants. CBL shall provide to ChemBridge all financial information necessary for ChemBridge to ascertain the proper sums due it under this Section 3.B. ChemBridge shall have the right to audit once yearly those portions of CBL’s books that pertain to revenue-sharing under this Section 3.B. Such audit will be conducted by an accounting firm acceptable to CBL, at the reasonable convenience of CBL and at the expense of ChemBridge, unless the auditor shall find that CBL has underpaid its obligation by 5.0% or more, in which case CBL shall bear the cost of the audit.

C. Affiliates. CBL may extend the right and license granted to CBL under Sections 3.A to any Affiliate, provided that such Affiliate consents to be bound by the terms of this Agreement to the same extent as CBL, and further provided that ChemBridge gives written consent, which will not be unreasonably withheld.

D. No License of CBL Property. No rights or licenses with respect to any intellectual property owned by CBL or its Affiliates are granted or will he deemed granted to ChemBridge under this Agreement, except as provided herein under Section 3.B and Section 5.A.

Section 4. Ownership and Rights in the Libraries.

A. Independent Development ChemBridge retains the right to continue independent development and investigation of the Libraries. Except as provided for in Section 2.B relating to the Libraries to be delivered by ChemBridge and Section 2.C relating to the Library Information to be delivered by ChemBridge, CBL has no rights whatsoever regarding any aspect of Chembridge’s business. Except as provided for in Section 2.B relating to the Libraries to be delivered to CBL and Section 2.C relating to the Library Information to be delivered to CBL, ChemBridge has no obligation whatsoever to provide any information concerning any aspect of its business to CBL.

B. Intellectual Property. CBL shall own all rights to and interest in any idea, invention (whether patentable or not), discovery or improvement made by or for CBL and/or its Affiliates obtained through use of the Libraries by or for CBL and/or its Affiliates, subject to the revenue-sharing obligations defined in Section 3.B and Section 5 hereof.

Section 5. Consideration.

A. Lead Optimization. in consideration of the rights and licenses granted by ChemBridge to CBL under this Agreement, CBL agrees to collaborate with ChemBridge on two (2) Optimization Projects, wherein ChemBridge shall have the responsibility for providing the chemistry components of the project and CBL shall have the responsibility for providing the pharmacological/biochemical components of the project, each party to bear the full costs of its responsibilities. CBL shall have the responsibility to present for consideration by ChemBridge all its data on “Confirmed Hits” that have a reasonable possibility of becoming lead compounds that arise from its research activities, whether or not such activities are conducted with a Collaborator. ChemBridge shall then have 90 days to determine whether it wishes to select the Confirmed Hit as one of its two Optimization Projects. ChemBridge shall receive a 50% ownership of the Confirmed Hit and all derivative compounds produced during the course of the selected Optimization Projects. The parties shall jointly determine which, if any, compounds emerging from the Optimization Projects should be taken into further development. For such compounds as the parties agree should be taken into further development, ChemBridge shall be responsible for the chemistry, and CBL shall be responsible for the pharmacology/biochemistry necessary for the continued development. For later development functions, such as toxicology, formulation, pharmacoeconomics, pilot scale manufacturing, clinical trials and all regulatory and commercial activities, the parties shall share equally in the cost. Patent costs and related legal expenses shall be borne equally by the parties. The parties shall jointly manage the development and commercialization of any compound arising from an Optimization Project. CBL will have the right to define the moment of out-licensing of any compound arising from an Optimization Project and the terms and conditions of such out-licensing, if the parties, after reasonable discussion and consultation with each other, are not able to agree on these matters. During the course of an Optimization Project, either party may elect at any time not to proceed with the project. If one party elects not to proceed with the project, then the other party shall have the right to purchase the rights of the other at fair market value, lithe parties are unable to agree on a fair market value, then such shall be determined by binding arbitration.

Section 6. Representations and Warranties.

A. Owner. ChemBridge represents and warrants that it is the sole and exclusive owner of the chemical libraries set forth in Appendix A and has the right to provide the Libraries and the Library Information to CBL along with any other rights described herein, without violating its obligations to third parties.

B. Power and Authority. Each party represents and warrants that it has the legal power, authority and right to enter into this Agreement and to perform its respective obligations set forth herein.

C. No Conflict. Each party represents and warrants that as of the Effective Date of this Agreement it is not a party to any agreement or arrangement with any third party or under any obligation or restriction, including pursuant to its certificate of incorporation or bylaws, that in any way limits or conflicts with its ability to fulfill any of its obligations under this Agreement, and will not enter into any such agreement during the term of Agreement.

D. Power to Grant Rights. Each party represents and warrants that it has the right to grant the other party hereto the rights provided under this Agreement.

Section 7. Confidentiality.

Both parties agree not to use Confidential Information of the other party except as expressly provided for in this Agreement, and each party will use best efforts to prevent the disclosure of the other party’s Confidential Information to third parties. Except as may be authorized in advance in writing by the other party, each party shall grant access to he Confidential Information only to its own employees involved in the use of the rights granted under this Agreement, and each party shall require such employees to be bound by this Agreement as well. The confidentiality and use obligations set forth above apply to all or any part of the Confidential Information disclosed hereunder except to the extent that:

(i) the recipient party can show by written record that it possessed the information prior to its receipt from the other party;

(ii) the information was already available to the public or became so through no fault of the recipient party;

(iii) the information is received from a third party having no obligation of confidentiality to the disclosing party;

(iv) the information is developed independently by the recipient party without access to the disclosing party’s Confidential Information; or

(v) the information is required by law or regulation to be disclosed; provided, however, that the party subject to such disclosure requirement has provided written notice to the other party promptly to enable such other party to seek a protective order or otherwise prevent disclosure of such Confidential Information.

The parties agree to keep the nature, existence and terms of this Agreement confidential until first publicly announced by the parties pursuant to a joint press release mutually approved by the parties. The content and timing of all press releases and similar public communications regarding this Agreement and the subject matter hereof will be mutually agreed to in writing by the parties, and neither party may make or issue any public announcement or press release that refers to the other party or describes any aspect of this Agreement without having first received the prior written consent of the other party. Notwithstanding the foregoing, either party may make any public announcement or disclosure that it reasonably believes is required by law, rule or regulation of any governmental authority or other regulatory body (including, without limitation, the SEC or the FDA).

Notwithstanding the provisions of this Section 7, CBL shall have the right to disclose Confidential Information to its Affiliates or to collaborators approved under the terms of Section 3.B (collectively, “Collaborators”) in accordance with this paragraph. Such disclosure shall be limited only to those Collaborators involved in the use of the rights granted under this Agreement. Any such Collaborators must agree in advance and in writing to be bound by confidentiality and non-use obligations substantially similar to those contained in this Agreement. In addition, CBL and its Collaborators may disclose such Confidential Information of ChemBridge as may be necessary in order to obtain or maintain any Regulatory Approvals.

Section 8. Indemnity.

A. CBL Indemnity to ChemBridge. CBL shall indemnify, defend and hold harmless ChemBridge from and against any claims, actions or suits by a third party resulting in any Liability arising out of or resulting from (i) a breach of any representation of CBL in Section 6 or (ii) the use of any Library or any other product provided by ChemBridge or any affiliate of ChemBridge by CBL and/or its Affiliates and/or Collaborators, except to the extent such Liability is proven to have resulted directly from the willful negligence or felonious wrongdoing of ChemBridge.

B. ChemBridge Indemnity to CBL. ChemBridge shall indemnify, defend and hold harmless CBL from and against any claims, actions or suits by a third party resulting in any Liability arising out of or resulting from a breach of any representation of ChemBridge in Section 6.

Section 9. Miscellaneous.

A. Governing Law. This Agreement shall be governed, construed, and interpreted in all respects in accordance with the laws of the State of Delaware without regard to conflicts of laws provisions.

B. Venue. The exclusive venue of any dispute arising out of or in connection with the performance or breach of this Agreement shall be the Delaware state courts or U.S. district court for the County of New Castle, Delaware, and the parties hereby consent to the personal jurisdiction of such courts.

C. Assignment; Successors. This Agreement shall not be assignable by either party to any third party without the written consent of the other party; except either party may assign this Agreement, without such consent, to (i) an Affiliate of such party; or (ii) an entity that acquires all or substantially all of the business or assets of such party, whether by merger, reorganization, acquisition, sale, or otherwise, which agrees in writing to be bound by the terms and conditions of this Agreement. The terms and conditions of this Agreement shall be binding on and inure to the benefit of the permitted successors and assigns of the parties.

D. Notice. Any notice required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to have been given at the earlier of the time when actually received as a consequence of any effective and verifiable method of delivery, including, but not limited to, hand delivery, transmission by telecopier with return acknowledgement of receipt, or delivery by a professional courier service or the time when actually received by certified or registered mail addressed to the party for whom intended at the address below or at such changed address as the party shall have specified by written notice, provided that any notice of change of address shall be effective only upon actual receipt.

(i) If from CBL to ChemBridge:

Sergey Altshtein
ChemBridge Corporation
16981 Via Tazon, Suite G
San Diego, CA 92127

(ii) If from ChemBridge to CBL:

Cleveland BioLabs, Inc.
10265 Carnegie Avenue
Cleveland, OH 44106
Attn: CEO

with Copy to

Howrey Simon Arnold White, LLP
321 N. Clark St., Suite 3400
Chicago, IL 60610
Attn: Teddy C. Scott, Jr.

E. Independent Contractors. The relationship of the parties is that of independent contractors. The parties are not deemed to be agents, partners or joint venture partners of the other for any purpose as is a result of this Agreement or the transactions contemplated hereby.

F. Entire Agreement; Amendment. This Agreement constitutes the entire agreement, both written and oral, with respect to the subject matter hereof, and supersedes all prior or contemporaneous understandings or agreements, whether written or oral, with respect to such subject matter. This Agreement may only be amended in a writing signed by both parties.

G. Headings. The captions to the Sections are not a part of this Agreement, but are included merely for convenience of reference and shall not affect its meaning or interpretation.

H. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the dates indicated below.

CHEMBRIDGE CORPORATION:
By: /s/ Eugene Vaisberg
Name: Eugene Vaisberg Title: Chairman & CEO	Date: April 27, 2004

CLEVELAND BIOLABS, INC.:
By: /s/ Michael Fonstein Name: Michael Fonstein Title: CEO	Date: April 27, 2004

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